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                            EAGLE HARDWARE & GARDEN, INC.
                  COMPUTATION OF NET INCOME PER SHARE - EXHIBIT 11.1
                                    (IN THOUSANDS)




                                                (UNAUDITED)
                                              13 WEEKS ENDED
                                       --------------------------
                                           MAY 2,      APRIL 26,
                                           1997          1996
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Net income as reported                     $4,588         $2,964
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Weighted average number of
 common shares outstanding                 28,896         22,903

Add (where dilutive):
  Assumed exercise of those
  options that are common stock
  equivalents net of treasury
  shares deemed to have been
  repurchased                                 436            334
                                        ------------  ------------

Weighted average number of
 common and common equivalent
 shares outstanding, used for
 computation of net income per share       29,332         23,237
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